Exhibit 12
KB FINANCIAL GROUP INC.
Computation of ratios of earnings to fixed charges

	Year ended December 31,
In billions of Won, except for ratios	2004		2005		2006		2007		2008
EXCLUDING INTEREST ON DEPOSITS:

Fixed Charges
Interest expense (other than interest on deposits)	~~W~~	1,682	~~W~~	1,575	~~W~~	1,934	~~W~~	2,556	~~W~~	3,046
Interest factor in rent expense		42		30		32		43		58

Total fixed charges	~~W~~	1,724	~~W~~	1,605	~~W~~	1,966	~~W~~	2,599	~~W~~	3,104

Income
Income before income tax expense and minority interests	~~W~~	1,482	~~W~~	3,819	~~W~~	4,520	~~W~~	4,966	~~W~~	1,787
Fixed charges		1,724		1,605		1,966		2,599		3,104

Total income	~~W~~	3,206	~~W~~	5,424	~~W~~	6,486	~~W~~	7,565	~~W~~	4,891

Ratio of income to fixed charges excluding interest on deposits		1.86		3.38		3.30		2.91		1.58

INCLUDING INTEREST ON DEPOSITS:

Fixed Charges
Interest expense	~~W~~	5,516	~~W~~	4,757	~~W~~	5,342	~~W~~	6,687	~~W~~	9,360
Interest factor in rent expense		42		30		32		43		58
Total fixed charges	~~W~~	5,558	~~W~~	4,787	~~W~~	5,374	~~W~~	6,730	~~W~~	9,418

Income
Income before income tax expense and minority interests	~~W~~	1,482	~~W~~	3,819	~~W~~	4,520	~~W~~	4,966	~~W~~	1,787
Fixed charges		5,558		4,787		5,374		6,730		9,418

Total income	~~W~~	7,040	~~W~~	8,606	~~W~~	9,894	~~W~~	11,696	~~W~~	11,205

Ratio of income to fixed charges including interest on deposits		1.27		1.80		1.84		1.74		1.19